EXHIBIT 99.3

ITEM 6.	SELECTED FINANCIAL DATA

	Years Ended December 31,
	2006	2005	2004	2003	2002
	(in thousands)
Statement of Operations Data:
Revenue	$976,037	$826,716	$734,059	$643,006	$604,180
Cost of services	719,214	620,769	549,030	468,008	468,333

Gross profit	256,823	205,947	185,029	174,998	135,847
General and administrative expenses	153,592	105,997	94,869	79,574	68,711
Amortization of intangibles	5,311	2,544	1,908	2,273	2,158
Loss on impairment of goodwill and long-lived assets	—	—	1,150	—	—
Gain on sale of assets	—	—	—	—	—
Unusual charges (gains)	—	—	—	—	206

Operating income	97,920	97,406	87,102	93,151	64,772
Interest expense, net	47,390	40,654	41,787	39,497	43,917
(Gain) loss on change in fair value of economic hedges (1)	(60)	(87)	—	(9,869)	7,589
Loss on early retirement of debt	—	6,029	14,105	7,837	7,894
Other, net	4,039	3,149	2,938	2,728	926

Income (loss) before taxes	46,551	47,661	28,272	52,958	4,446
Provision for income taxes	17,557	(767)	12,209	7,283	9,677

Income (loss) from continuing operations	28,994	48,428	16,063	45,675	(5,231)
(Income) loss from discontinued operations, net of income taxes (2)	(3,743)	(5,373)	26,038	2,386	4,377

Net income (loss)	$32,737	$53,801	$(9,975)	$43,289	$(9,608)

Balance Sheet Data:
Working capital	$153,846	$101,062	$112,395	$117,427	$102,459
Total assets	1,133,721	1,103,365	853,340	887,531	861,113
Total debt	800,950	860,830	734,204	659,234	479,826
Total stockholder’s equity (deficit)	$51,231	$6,162	$(62,866)	$44,010	$170,716

(1)	See “Note 2. Summary of Significant Accounting Policies” to the Company’s consolidated financial statements.
(2)	See “Note 11. Discontinued Operations” to the Company’s consolidated financial statements.